Exhibit 14



         ARTICLES OF INCORPORATION OF STP NUCLEAR OPERATING COMPANY


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                        ARTICLES OF INCORPORATION

                                       OF

                          STP NUCLEAR OPERATING COMPANY

                           (A Non-Profit Corporation)


                                    ARTICLE I
         The name of the Corporation is STP Nuclear Operating Company.
                                   ARTICLE II
         The Corporation is a non-profit corporation.
                                   ARTICLE III
         The period of duration of the Corporation is perpetual.
                                   ARTICLE IV
         The four owners of the South Texas Project, viz. the City of San Antonio, Texas, acting through the City Public Service Board of San Antonio ("San Antonio"); Central Power and Light Company, a Texas corporation ("Central"); Houston Lighting & Power Company, a Texas corporation ("HL&P"); and the City of Austin, Texas ("Austin"), and the successors or assigns of any such entities (San Antonio, Central, HL&P and Austin and their respective successors and assigns being sometimes referred to herein individually as a "Participant" and collectively as the "Participants"), have formed the Corporation to perform or cause to be performed on behalf of the Participants the operation, maintenance, repair, replacement reconstruction, decontamination and decommissioning of, and nuclear

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fuel procurement and the disposition of spent nuclear fuel for, the South Texas
Project, a nuclear-fueled electric generating station located in Matagorda County, Texas (the "South Texas Project"). The Corporation shall conduct no other business or activity other than the foregoing, nor shall the Corporation ever engage in any activity seeking profit or pecuniary gain. The relationship among the Participants with respect to the South Texas Project is one of co-tenancy and the Participants do not intend, by formation of the Corporation, to alter the co-ownership nature of their relationship. Under the provisions of these Articles of Incorporation and the Bylaws of the Corporation, each Participant will appoint one director to the Board of Directors of the Corporation. Each "Participant Director" is expected to advocate and further the interests of the respective appointing Participant. No Participant Director is expected to advocate or further the interests of the other Participants. If the best interests of the various Participants conflict, each Participant Director is expected to act or not act in whatever manner is consistent with the best interests of his appointing Participant. The provisions of this Article are specifically adopted as a "Standard of STP Nuclear Operating Company".
                                    ARTICLE V
         The Corporation is to have no members, and its affairs shall be managed by a Board of Directors.

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                                   ARTICLE VI
         The street address of its initial registered office is ____________________, Texas ______, and the name of its initial registered agent at such address is _______________________.
                                   ARTICLE VII
         The number of directors of the Corporation shall be five, and the directors shall be divided into two classes. Each of the four Participants shall be entitled to designate one director, and the four directors so designated (the "Participant Directors") shall constitute a class. The Participant Directors shall, by the affirmative vote of three of the Participant Directors, be entitled to elect the fifth director, who shall also constitute a class and who shall be the chief executive officer of the Corporation (the "CEO/Director"). The names and addresses of the members of the initial Board of Directors and, in the case of the Participant Directors, the Participant who has designated each such director, are as follows:
                               PARTICIPANT
                                DESIGNATING
 NAME                             ADDRESS                         DIRECTOR


                               [To Come]


Unless removed in accordance with these articles, each director shall hold office in perpetuity and until his successor shall have been duly elected or designated and qualified. A Participant

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Director may be removed from office, with or without cause, only by the
Participant who designated such director. The CEO/Director may be removed from office, with or without cause, by the affirmative vote of three of the Participant Directors. Any vacancy occurring in the Board of Directors shall be filled by the Participant who designated the person whose absence has created the vacancy. If the person whose absence has created the vacancy was the CEO/Director, such vacancy shall be filled by the affirmative vote of three of the Participant Directors.
                                  ARTICLE VIII
         The Corporation shall dissolve upon the adoption of a resolution to dissolve by all of the members of the entire Board of Directors. Upon dissolution, any assets of the Corporation shall be applied and distributed in accordance with Article 6.02 of the Texas Non-Profit Corporation Act. None of the assets of the Corporation shall at any time inure to the benefit of any person other than a governmental entity or charity.
                                   ARTICLE IX
         None of the following shall be authorized or effected unless the same shall have been authorized by a resolution of the Board of Directors approved by the affirmative vote of all of the members of the entire Board of Directors:
         (1) Any amendment of these Articles of Incorporation or of the Bylaws;

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         (2)      Any merger or consolidation of the Corporation with any
                  other corporation; or
         (3) Any sale, lease, exchange or other disposition of all or any substantial portion of the property and assets of the Corporation.
                                    ARTICLE X
         A director of the Corporation shall not be liable to the Corporation for monetary damages for an act or omission in the director's capacity as a director, except that this Article X does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for:
         (1) a breach of the director's duty of loyalty to the Corporation;
         (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;
         (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or
         (4) an act or omission for which the liability of a director is expressly provided by an applicable statute.
The exceptions set forth in clauses 1-4 above are not intended to create or imply the existence of any duty to the Corporation

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inconsistent with the provisions of Article IV hereof and are not intended to create liability or result in denial of indemnification in instances in which a Participant Director is acting in a manner that the Director reasonably believes to be in the best interests of the Participant who appointed the Director, irrespective of the effect of any such action on the Corporation or the interests of the other Participants.
         Any repeal or modification of this Article X shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
                                   ARTICLE XI
         The name and address of the incorporator is   ______________,
-----------------------------------.
         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ____ day of_______ 199__.



                                               --------------------------------
                                                         Incorporator




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